July 13, 2005
Zip+4 Code:  20549-0305

Via Fax & U.S. Mail

Michael A. Sumsky, Chief Financial Officer
Diamond Triumph Auto Glass, Inc.
220 Division Street
Kingston, Pennsylvania 18704

RE:	Diamond Triumph Auto Glass, Inc. (the "Company")
	Form 10-K for the year ended December 31, 2004
	File No. 333-33572

Dear Mr. Sumsky:

We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,


								David R. Humphrey
      Branch Chief- Accountant


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